SCHEDULE B

This Schedule sets forth information with respect to each purchase and sale of Ordinary Shares which were effectuated by the Reporting Person for the benefit of the Cevian Funds within the past sixty (60) days. Unless otherwise noted, such transactions were effectuated in the open market through a broker.

Trade Date	Ordinary Shares Purchased (Sold)	Price ($)*
2024-11-20	480,579	12.21
2024-11-21	504,137	12.22
2024-11-22	92,246	12.34
2024-11-25	936,905	12.34
2024-11-26	505,000	12.31
2024-11-27	106,813	12.38
2024-11-28	398,329	12.37
2024-12-02	155,678	12.41
2024-12-03	28,047	12.45
2024-12-04	528,003	12.34
2024-12-05	488,272	12.28
2024-12-06	400,000	12.26
2024-12-09	231,341	12.26
2024-12-10	134,566	12.38
2024-12-11	500,000	12.28
2024-12-12	190,264	12.43
2024-12-13	65,526	12.44
2024-12-16	246,375	12.42
2024-12-17	500,000	12.31
2024-12-18	1,020,000	12.28
2024-12-19	874,553	12.19
2024-12-20	2,475,774	12.18
2024-12-23	572,075	12.21
2024-12-24	86,815	12.28

* Excluding commissions, SEC fees, etc. (rounded to nearest cent). The Ordinary Shares were purchased using British Pounds. For purposes of this Schedule 13D, a conversion rate of USD $1.25180 for each GBP 1.00 was used.